LICENSE AGREEMENT

THIS LONG FORM LICENSE AGREEMENT (“Agreement”) is made and entered into as of this ________________, 2005 between Sandbox Jewelry LLC, a California limited liability company, c/o Sterling/Winters Company, 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024 (“Licensor”), and House of Taylor Jewelry, Inc., a California corporation, 9200 Sunset Boulevard, Suite 425, West Hollywood, California 90069 (“Licensee”), as follows:

WITNESSETH

WHEREAS, Ms. Kathy Ireland is an internationally famous woman and designer with a highly favorable public image and strong brand identity; and

WHEREAS, Licensor has the right to license the name, likeness, and visual representation of Ms. Kathy Ireland and such name, likeness, and visual representation being well known and recognized by the general public and associated in the public mind with Licensor or its licensor; and

WHEREAS, Licensee is in the business of distributing jewelry, and desires to use the Licensed Marks, as specifically defined in Paragraph 1.1 below, in connection with the manufacture, sale, and distribution of the Licensed Products, as specifically defined in Paragraph 1.2 below, subject to the terms and conditions provided herein;

WHEREAS, this License Agreement is being entered into in accordance with the terms of that certain Stock Subscription Agreement dated ___________, 2005, by and between Licensor and Licensee; and

WHEREAS, in addition to agreeing to Licensee’s use of the Licensed Marks, Licensor wishes to cooperate with Licensee in order to develop, promote, and expand recognition of the Licensed Marks image for the mutual benefit of Licensor, Licensee, and Licensee’s customers;

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed:

1.    DEFINITIONS

1.1

The term “Licensed Marks” shall mean only those of Kathy Ireland’s name, likeness, visual representation and/or each of the individual components thereof, and those trademarks, service marks, logos, designs, and/or any other symbols/devices, which are set forth in Exhibit A attached hereto and incorporated by reference herein.

1.2

The term “Licensed Products” shall mean only those items which are listed in Exhibit B attached hereto, including Core Licensed Products and Basic Licensed Products.  Exhibit B may only be modified, supplemented, and/or amended by written agreement of the Parties as provided herein.

1.3

The term “Net Sales Price” shall mean the wholesale sales price less any Trade Discounts or Returns, of all Licensed Products manufactured, distributed, and/or sold by Licensee.  In computing Net Sales Price, no direct or indirect expenses incurred in shipping, selling, or advertising the Licensed Products (including operating and other advertising and promotion allowances) shall be deducted.  The definition of “Net Sales Price” shall exclude the costs of outbound freight and freight to customers.

1.4

The term “Parties” and/or “Party” shall mean Licensor and/or Licensee.

1.5

The term “Related Materials” shall mean all items relating to the Licensed Products including without limitation hang-tags, labels, cartons, containers, packing, and wrapping material.

1.6

The term “Returns” shall mean any Licensed Product which Licensee accepts back from any customer after purchase and delivery thereof and for which Licensee refunds the actual purchase price.

1.7

The term “Termination Date” shall mean the date, whichever is earliest, that (i) this Agreement (subject to any renewals or extensions) expires by its own terms; (ii) is thirty (30) days after receipt of notice of termination under Section 20; or (iii) any other event occurs which terminates this Agreement where no notice is required.

1.8

The term “Territory” shall mean the United States, Puerto Rico, the U.S. Virgin Islands, and Canada.

1.9

The term “Trade Discounts” shall mean any reductions in the wholesale sales price of any Licensed Product, which are customary in the fine jewelry trade and actually granted by Licensee in writing to any customer prior to delivery.

1.10

The term “Channels of Distribution” shall mean only those channels which are listed on Exhibit B attached hereto and incorporated by reference herein.  Exhibit B may only be modified, supplemented, and/or amended by written agreement of the Parties as provided herein.

1.11

The term “Brand” shall mean “Kathy Ireland Jewelry For House of Taylor” or any variation approved by Sandbox.

2.  GRANT OF LICENSE

2.1

Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee the exclusive, non-transferable right, license, and privilege, and Licensee hereby accepts the exclusive, non-transferable right, license, and privilege, of using the Licensed Marks solely upon and in connection with the manufacture, sale, and distribution of the Licensed Products through the Channels of Distribution in the Territory during the Term.  It shall be a condition to Licensor’s continuing grant of the rights contained in this Agreement that Licensee continues to have in force and is in compliance with all obligations under a license agreement with respect to the mark HOUSE OF TAYLOR and the name and likeness of Dame Elizabeth Taylor covering a jewelry collection.

2.2

Licensee acknowledges and agrees that notwithstanding anything to the contrary contained herein, Licensor owns and shall own all right, title and interest in and to all jewelry designs and all drawings and sketches for such jewelry designs that will be part of the Licensed Products, and Licensee hereby assigns all such rights, including without limitation copyright, to Licensor.

2.3

Licensee agrees that it will not distribute or sell, nor authorize anyone else to distribute or sell, the Licensed Products bearing the Licensed Marks outside of the Territory or the Channels of Distribution, and that it will not knowingly sell Licensed Products bearing the Licensed Marks to persons who intend to distribute or sell the Licensed Products outside of the Territory or the Channels of Trade.

2.4

During the Term, Licensor agrees that it will not authorize others to distribute or sell the Licensed Products bearing the Licensed Marks in the Channels of Trade in the Territory.  Licensee acknowledges that Licensor may continue to use and license the Licensed Marks and the Kathy Ireland brands to others to develop and promote other lines apart from the Licensed Products in the Channels of Trade in the Territory during the Term.

2.5

All proposed Channels of Distribution and distribution outlets in Exhibit B shall be submitted in advance to Licensor and shall be subject to Licensor’s prior written approval.  Any proposed liquidation of discontinued, end of season or other inventory shall be submitted in advance to Licensor and shall be subject to Licensor’s prior written approval.

2.6

Licensee may not assign or sub-license the use of the Licensed Marks to any third party without prior written approval by Licensor, and such right is expressly withheld from this Agreement.  In the event that Licensor approves a sub-license to a third party, the Parties shall mutually agree upon the terms and conditions of said sub-license, including without limitation the minimum royalty guarantee and royalty rate, in a separate writing signed by the Parties.

2.7

Licensee may use sub-contractors to manufacture Licensed Products for sale only to Licensee, or only to Licensee’s customers as sub-contractor of Licensee, but must require such sub-contractors to be approved by Licensor in advance and to be bound by the same terms and conditions as is Licensee under this Agreement.  Further, Licensee and all sub-contractors must conform to Licensor’s code of conduct or any other specific code of conduct adopted by Licensee and approved by Licensor.  (Approved Code attached as Exhibit C and incorporated by reference herein.)

2.8

The name and address of any manufacturer or sub-contractor, other than Licensee, chosen to manufacture any Licensed Products or any Related Materials as permitted under this Agreement, shall be disclosed to Licensor and approved by Licensor in writing prior to production of the Licensed Products and Related Materials.  The Parties further agree to have meaningful consultation prior to the selection and use of said sub-contractors, vendors, and/or manufacturers.  Licensor agrees that its approval of Licensee’s selection shall not be unreasonably withheld.

2.9

Licensor acknowledges that all jewelry distributed by Licensee under the Brand shall also carry the house mark, HOUSE OF TAYLOR (the "House Mark").  The only brands that Licensee may use in connection with the House Mark are:  (i) KATHY IRELAND; (ii) MIRABELLE; and (iii) any brand(s) using the name DAME ELIZABETH TAYLOR or any variation that has been approved by Dame Elizabeth Taylor.  Any such variation of the name DAME ELIZABETH TAYLOR may incorporate the name of another person such as a designer, and must include some aspect of the name DAME ELIZABETH TAYLOR independently of the words “House of Taylor”.   By way of example only, “Elizabeth by John Doe” would be acceptable, but “John Doe for House of Taylor” would not be acceptable.  Licensee may not carry any jewelry other than that sold under one of these three (3) brands.

2.10

In the event that sales revenues from Licensed Products under the Brand make up less than Thirty Percent (30%) of Licensee's total sales revenues in any calendar year during the Term, Licensor shall have the right, in its sole discretion, to terminate this Agreement for Licensee's breach and/or shall have the right to prompt payment from Licensee of two (2) times the additional royalty that would have been due to Licensor if the sales revenues from Licensed Products under the Brand had made up Thirty Percent (30%) of Licensee's total sales revenues in that calendar year.

3.  BRAND DEVELOPMENT

3.1

Licensee will work diligently to conduct market research and design support and to develop a merchandise strategy for Licensed Products under the Brand and each supporting brand set forth in Exhibit A.

3.2

Licensee will develop a long term strategic plan for major launch of the Brand.  The parties anticipate launch of the Licensed Products under the Mark at the JCK Show in Las Vegas, Nevada, on or about June 3, 2005.  If Licensee has not launched any Licensed Product under the Brand by July 31, 2005, Licensor may terminate this Agreement.  If Licensee has launched some Licensed Products under the Brand, but has not launched other Licensed Products under the Brand by December 31, 2005, Licensor may cause such unlaunched Licensed Products to be removed from the list of Licensed Products and deleted from the license granted to Licensee hereunder.

3.3

Licensee will work diligently to develop cross merchandising strategies with other licensees of the Kathy Ireland brands to capitalize on the success of the Kathy Ireland brands.

3.4

Licensee will work diligently to develop a strategic five (5) year sales growth plan to reach the following financial goals as projected sales revenues:

Year 1

$4,000,000

Year 2

$6,000,000

Year 3

$8,000,000

Year 4

$10,000,000

Year 5

$13,000,000

Year 6

$15,000,000

Year 7

$18,000,000

3.5

If Licensee fails to meet the financial goals for any year as stated above in Section 3.4, Licensor may at any time, in its sole discretion, terminate this Agreement pursuant to Section 20 below.

3.6

Licensee will promptly provide to Licensor any color, trend or forecast information it obtains.

4.  TERM

4.1

The term of the license hereby granted shall commence May __, 2005 (the “Effective Date”) and shall be effective through December 31, 2011, unless terminated sooner in accordance with the provisions hereof.

4.2

The Parties agree that subject to the provisions of this Section 4.2., either Licensor or Licensee may at its option, extend the term for two additional periods of seven (7) years each; provided, however, that Licensee may only elect to extend the term if Licensee is then in full compliance with all of its obligations under this Agreement and has paid Licensor, by the expiration of the then-current term, royalties based on at least a minimum of Eighty-Five Percent (85%) of the projected sales revenues described in Section 3.4 above for the then-current term.  If Licensor or Licensee desires to extend the term, such party will provide written notice to the other at least 180 days prior to the expiration of the then-existing term.  Upon such notice, the term shall be extended for an additional seven (7) years with increases [________________] in the immediately preceding year for the first extended seven (7) year term, and [_________________] in the immediately preceding year for the second extended seven (7) year term.

4.3

The period during which the Agreement is in full force and effect shall be the Term.

5.  ROYALTY AND PAYMENT

5.1

In consideration of the grant hereunder, and in light of Licensor acquiring 6,000,000 shares of Licensee's Class B common stock in accordance with the Stock Subscription Agreement dated __________, 2005, Licensor has agreed to a reduced royalty rate.  Licensee shall pay royalties in U.S. dollars at a rate of [_____________________________], sold under the Licensed Marks.  Royalties shall begin to accrue at issuance of a purchase order for any Licensed Product sold under the Licensed Marks.

5.2

In each year after the Effective Date, Licensee shall pay Licensor royalties based on at least a minimum of Eighty-five Percent (85%) of the projected sales revenues described in Section 3.4 above.  In the event that such royalties do not meet the minimum, Licensor shall have the right, in its sole discretion, to terminate this Agreement for Licensee’s breach.  Licensee further agrees to use its best efforts to increase its sales of the Licensed Products during each year of the Term.

5.3

In addition to the payments above, Licensee shall pay Licensor [___________________________] annually, payable on the Effective Date and on each annual anniversary of the Effective Date during the Term, for use in the sole discretion of Licensor for general marketing, advertising, goodwill and promotion of the overall Kathy Ireland brand (not limited to the Licensed Products sold under the Licensed Marks pursuant to this Agreement, but for the benefit of the entire Kathy Ireland brand).

5.4

Within fifteen (15) days after the end of each month, Licensee shall furnish to Licensor a complete sales and royalty report certified to be accurate by the Chief Financial Officer of Licensee or by some other authorized designee of Licensee showing the number, description, and Net Sales Price of the Licensed Products distributed and/or sold by Licensee under the Licensed Marks during the preceding month.  For this purpose, Licensee shall use the approved report form attached hereto as Exhibit D and incorporated by reference herein.  Such report shall be furnished to Licensor whether or not any of the Licensed Products have been sold during the preceding month.

5.5

The receipt or acceptance by Licensor of any of the reports furnished by Licensee pursuant to this Agreement or of any royalties paid by Licensee hereunder (or the cashing of any royalty checks paid by Licensee hereunder) shall not preclude Licensor from questioning the accuracy thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such reports or payments, any inconsistency, mistake, or inaccuracy shall immediately be rectified, and any appropriate payment due and owing shall immediately be paid by Licensee to Licensor.

5.6

At the time Licensee delivers the above-referenced royalty reports to Licensor, Licensee shall pay all royalties due and owing directly to Licensor as indicated in the sales and royalty report for the month in which earned.  All payments shall be to the account indicated below, or to any other account designated in writing by Licensor.

Kathy Ireland Worldwide

10900 Wilshire Boulevard

15th Floor

Los Angeles, CA  90024

6.  ACCOUNTING

6.1

Licensee agrees to keep accurate books of account and records covering all transactions relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the right after giving reasonable notice at all reasonable hours of the day to an examination of said books of account and records relating to Licensee’s performance under the Agreement, and of all other documents and materials in the possession or under the control of Licensee or any of its affiliated, associated, or subsidiary companies or agents, with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom.  Upon request of Licensor, Licensee shall furnish to Licensor a detailed statement by an independent certified public accountant showing the number, description, and Net Sales Price of the Licensed Products covered by this Agreement distributed and/or sold by Licensee to the date of Licensor’s demand.  All books of account and records shall be kept available for no less than four (4) years or as long as required by the Internal Revenue Service.  Preservation of Licensee’s books of account and records for seven (7) years is preferred.

6.2

Within thirty (30) days after the close of each calendar year during the Term, Licensee shall furnish to Licensor an updated audited financial statement for the preceding calendar year or such other financial information as requested by Licensor.  Licensor may take reasonable steps to acquire an interest in Licensee’s inventory to protect Licensor’s rights to royalties and quality control.

6.3

Once each calendar year in which this contract is in effect, and once after expiration or termination of this Agreement, Licensor shall be entitled to an independent audit of and be given access to Licensee’s account books, records, invoices and other pertinent data by a certified public accountant or qualified auditor designated by Licensor.  The audit shall be conducted to determine Licensee’s sales of Licensed Products, as well as all returns and trade discounts, and shall be conducted during normal business hours at Licensee’s business office or location of such files and records.  The cost of the audit shall be borne by Licensor unless the audit reveals that Licensee understated sales of Licensed Products by more than two percent (2%), in which case Licensee may be required to pay all of Licensor’s costs of the audit.

7.  QUALITY ASSURANCE

7.1

Licensee acknowledges the good reputation of Ms. Kathy Ireland, and further acknowledges that all Licensed Products manufactured, distributed, and/or sold by Licensee will enhance the reputation and recognition of Ms. Kathy Ireland to the mutual benefit of the Parties.  The quality of the Licensed Products shall be consistent with or exceed the average of similar products manufactured, distributed, and/or sold by Licensee, shall serve to enhance brand recognition of the Licensed Products to the mutual benefit of the Parties, and shall be suitable for the use for which they are intended.

7.2

Licensee further agrees that prior to the manufacture, distribution, or sale of any of the Licensed Products, Licensee shall furnish to Licensor free of cost, for its written approval, a reasonable number of samples of each Licensed Product, excluding those valued over $500 wholesale, or, in Licensor’s discretion, detailed photographs, descriptions, and/or videos of the Licensed Products illustrating the proposed product in detail, or items with cubic zirconia or other replicas in place of precious or semi-precious stones, and where applicable, all Related Materials.  The quality and style of such Licensed Products and Related Materials shall be subject to the approval of Licensor prior to any use thereof.  Any item submitted to Licensor shall not be deemed approved unless and until the same shall be approved by Licensor in writing.

7.3

The Parties agree that after samples have been approved pursuant to this Section, Licensee shall not depart therefrom in any material respect without Licensor’s prior written consent.  From time to time after Licensee has commenced selling the Licensed Products, and upon Licensor’s request, Licensee shall furnish without cost to Licensor a minimum of two (2) additional random samples of each Licensed Product being manufactured and sold by Licensee hereunder, excluding those valued over $500 wholesale, or, in Licensor’s discretion, detailed photographs, descriptions, and/or videos of the Licensed Products illustrating the products in detail or items with cubic zirconia or other replicas in place of precious or semi-precious stones, together with the Related Materials, if any, used in connection therewith.

7.4

Should any Licensed Product fail to meet the quality standards established by this Section, or fail to be manufactured, sold, and/or distributed in accordance with the same or higher quality standards and all applicable Federal, State, and local laws, or industry standards, or be subject to recall by any government or industry organization, the offending products shall immediately be removed from distribution and sale, and Licensor shall have the right to remove that product from the list of Licensed Products.

7.5

During the term of the Agreement, Licensee shall not manufacture, distribute or sell any product that is substantially similar in style to any Licensed Product.

8.  DISPLAY OF MERCHANDISE

8.1

Licensee further agrees that the Licensed Products shall be displayed at Licensee’s showroom in the most favorable manner possible to enhance the recognition of the Brand and the Licensed Products to the mutual benefit of the Parties.  The display of the Licensed Products shall be subject to the written approval of Licensor prior to any display thereof.

8.2

All signage related to the Licensed Products shall be maintained, cleaned, updated, and replaced regularly so that the signage maintains a fresh appearance to enhance the brand recognition of the Licensed Products to the mutual benefit of the Parties.  The Parties agree to have meaningful consultation as to the design and placement of all signage.  All signage shall be approved in writing by Licensor prior to any use thereof.

8.3

Licensee will offer the Licensed Products on its web page/site in a manner which makes the Licensed Products distinctive and enhances the recognition of the Brand and the Licensed Products to the mutual benefit of the Parties.  Products other than Licensed Products bearing the Licensed Marks may be displayed on the web page/site only with the written approval of Licensor.  Licensee shall provide a link from its web page/site to Licensor’s web page/site.  Any display of the Licensed Products bearing the Licensed Marks on Licensee’s web page/site shall be approved in writing by Licensor prior to any display or use thereof.

9.  LABELING

9.1

Licensee agrees that it will cause to appear on or within each Licensed Product manufactured, sold, and/or distributed under this Agreement and on or within all advertising, marketing, promotional, or display material bearing the Licensed Marks, the appropriate trademark and copyright notices, markings, and/or designations, and/or any other notice requested by Licensor.  In the event that any Licensed Product is displayed, distributed and/or sold with any Related Materials, such notices shall also appear upon the Related Materials.

9.2

Licensee further agrees that on all Related Materials for the Licensed Products, a licensing statement inclusive of Licensor’s web page/site address, and a mission statement, both subject to Licensor’s approval, shall appear during the term of this Agreement and any renewal or extension thereof.  A true and correct copy of the licensing statement and mission statement approved by Licensor is set forth in Exhibit E attached hereto and incorporated by reference herein.  Licensor reserves the right to modify, supplement, and/or alter the licensing statement or mission statement in its sole discretion and upon reasonable notice to Licensee.  All Related Materials containing any such statements or Licensed Marks, as well as all advertising, marketing, promotional, and/or display material which reference the Licensed Marks and/or relate to the Licensed Products, shall be submitted to Licensor for its approval prior to any use by Licensee.

9.3

The Parties further agree that should any of the Licensed Products be manufactured, distributed, or sold without the appropriate or requested trademark and copyright notices, markings, and/or designations, in addition to any other rights it may have, Licensor may demand the removal of the offending product from distribution and sale, and may remove that product from the list of Licensed Products.

10.  PROMOTIONAL MATERIAL

10.1

Licensee is required to provide substantial advertising and promotional support for the Licensed Products bearing the Licensed Marks including, but not limited to, the following:

(i)

Licensee will budget not less than thirty percent (30%) of its corporate resources to design, market, present and sell the Licensed Products under the Brand.

(ii)

Licensee will budget not less than thirty percent (30%) of its total media advertising budget for the Licensed Products under the Brand.

(iii)

Licensee will run full page advertising in trade publications in the fine jewelry trade to insure retail recognition for the Brand.

(iv)

Any print advertisements for the Licensed Products under the Brand will be a minimum of one (1) full-page advertisement(s).  In the event that a print advertisement of less than a full page is published, Licensee agrees to buy two (2) full page advertisements in the next issue of the publication, as well as publishing online advertising in a manner to be agreed between the parties.

(v)

Reserved.

(vi)

Carton/box marking denoting Brand.

(vii)

Custom Brand hangtags for each Licensed Product.

(viii)

Point of purchase easels supplied to dealers.

(ix)

Point of purchase banners, mobiles and signage supplied to dealers as needed for display set-up.

(x)

Licensee will use contacts in marketplace to gain product placement with key customers.

(xi)

Licensee will merchandise the Licensed Products to motivate customers to build the Brand within stores, including opening order discount co-op advertising and promotional discounts as needed to properly promote the Licensed Products.

(xii)

Licensee will make reasonable efforts to assure adequate public relations and press coverage of the Brand within the trade.

(xiii)

On-site sales training programs for Brand dealers.

(xiv)

Sales event support and display set-up assistance as reasonably required.

(xv)

Custom catalog inserts, lithographs, tear sheets and brochures supporting the Licensed Products under the Brand.

10.2

No advertising, marketing, promotional, and display materials, or other artwork shall be used without prior written approval by Licensor.  The Parties further agree that all artwork and designs involving the Licensed Marks shall be produced under appropriate “work for hire” provisions, or are hereby assigned to and shall remain the property of Licensor, notwithstanding their creation by Licensee or others.  Licensee shall ensure that, prior to its utilizing any non-employees to create advertising, marketing, promotional, and display materials or other artwork, advertising copy, and/or other copyrightable materials related to the Licensed Marks, such persons or entities shall have executed the necessary valid agreements to convey the ownership and copyrights to these items to Licensor.

10.3

Licensee agrees not to offer for sale, advertise, publicize, market, or otherwise promote any of the Licensed Products in any manner whatsoever, including without limitation print media, radio, television, cable, internet, or other multi-media, without the prior written approval of Licensor, which approval shall not be unreasonably withheld.

10.4

The Parties further agree that in the event Licensor elects to pay for or to otherwise make a voluntary financial contribution to produce any advertising, marketing, promotional, and/or display materials of any kind, including without limitation print media, radio, television, cable, internet, or other multi-media, in connection with the Licensed Products, Licensor shall have unfettered discretion to do so.

11.  BRAND MANAGER

11.1

Licensee agrees to establish and fill a position of Brand Manager to work with Licensor to facilitate the merchandising, promotion and public relations, development, assortment, quality, and design of the Licensed Products under the Brand.  The choice of individual to fill the position of Brand Manager shall be subject to the prior written approval of Licensor.  Said Brand Manager shall perform his/her/their duties during the term of this Agreement, and any renewal or extension thereof, and shall cooperate with Licensor to maximize the opportunities for brand development and/or brand recognition of the Licensed Products to the mutual benefit of the Parties.  Brand Manager’s services will be directed by Licensor.

11.2

Licensee shall attend periodically Brand Summits that may be held for representatives of licensees of the Kathy Ireland brands.

12.  CONSULTATION

12.1

Licensor and Licensee agree to have meaningful consultation with each other regularly throughout the term of this Agreement and any renewal or extension thereof.  The Parties agree that the purpose of the consultation will be to discuss methods and strategies to develop, promote, and expand the Kathy Ireland brand and image for the mutual benefit of Licensor, Licensee and Licensee’s customers.  To attain this mutual goal of the Parties, Licensor, or its designees, agrees to meet in person throughout the calendar year, in conformity with mutually agreed upon schedules, with Licensee, or its designees, to discuss merchandise, marketing, and advertising plans and to solicit input and ideas from Licensor or its designees.

12.2

Ms. Kathy Ireland is the Chief Designer of the Brand.  In addition to the services provided by Brand Manager, Licensor hereby designates Stephen Roseberry and Jon Carrasco of the Sterling/Winters Company to serve as liaison with Licensee.  Licensor may designate additional members of the Kathy Ireland team of the Sterling/Winters Company to serve as its liaison with Licensee.  Licensor reserves the right to change, modify, supplement, and/or alter this designation in any way and at any time in its sole and unfettered discretion.

12.3

The Parties further agree that Licensor may from time to time recommend sub-contractors, vendors, and/or manufacturers to Licensee that Licensee will consider in good faith.  Licensee will use its best efforts to use the sub-contractors, vendors, and/or manufacturers suggested by Licensor.

13.  RECORDING & FILMING

13.1

Under no circumstance shall any recording be made by Licensee in any manner whatsoever, whether on video or audio tape, film, celluloid, and/or by any other means possible, of Ms. Kathy Ireland without the prior written approval of Licensor.  Should Licensor approve any such recording, said recording shall be contracted for under “work for hire” provisions of the United States Copyright Act, to the extent applicable, and all rights, including the copyright, related to said recording of Ms. Kathy Ireland, shall belong solely to Kathy Ireland Worldwide and are hereby assigned to Kathy Ireland Worldwide.  If Licensee uses the services of non-employees to make any such recording, Licensee shall obtain written assignments to Kathy Ireland Worldwide of all copyright and other rights in any recordings, negatives, or any other materials bearing Ms. Kathy Ireland’s image and/or voice.

13.2

Any such recording of Ms. Kathy Ireland, which Licensee desires to use for any purpose whatsoever, and its intended use, shall be submitted to Licensor for its absolute written approval prior to any use thereof.

14.  GOOD WILL

14.1

Licensee recognizes the great value of the good will associated with the Licensed Marks and acknowledges that the Licensed Marks are distinctive and all rights therein and good will pertaining thereto belong exclusively to Licensor, and that the Licensed Marks have a secondary meaning in the mind of the public.

14.2

Licensee will take all reasonable steps to enhance the reputation of Ms. Kathy Ireland and the good will associated with the Licensed Marks, and will no do harm thereto at any time.

15.  LICENSOR’S RIGHTS

15.1

Licensee agrees that rights not specifically granted to Licensee are reserved by Licensor and may be used by Licensor without limitation.

15.2

Licensee agrees to furnish any Licensed Product requested by Licensor, Ms. Kathy Ireland, or Sterling/Winters Company, at manufacturer’s cost; provided, however, that any Licensed Product provided by Licensee under Section 7 shall be at no charge.

15.3

Any approval by Licensor required hereunder will not be unreasonably withheld.

15.4

Any approval by Licensor hereunder shall not constitute waiver of Licensor’s rights or Licensee’s duties under any provision of the License Agreement.

16.  PROTECTION OF LICENSOR’S RIGHTS

16.1

Licensee agrees that during the term of this Agreement, or thereafter, it will not register or attempt to register any of the Licensed Marks, nor will Licensee form or incorporate any entity under a name that includes the Licensed Marks.  Licensee will not attack the title or any rights of Licensor in and to the Licensed Marks or the Licensed Products or attack the validity of this Agreement.

16.2

Licensee further agrees to cooperate fully and in good faith with Licensor or Kathy Ireland Worldwide for the purpose of securing and preserving Licensor’s rights in and to the Licensed Marks.  In the event there has not been a previous registration of any Licensed Mark and/or any material relating thereto for a particular Licensed Product, Licensor or Kathy Ireland Worldwide may register and maintain, at its Licensee's expense, trademarks and/or service marks in the appropriate class(es) and/or copyrights in the name of Licensor.  Licensee is not permitted to register any copyright, trademark, and/or service mark on behalf of Licensor.  It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use and utilize the Licensed Marks only as specifically and expressly provided in this Agreement.

16.3

Licensee also agrees to assist Licensor to the extent necessary in the procurement of any protection or to protect any rights to the Licensed Marks.  Licensee may not commence or prosecute any claims or suits in its own name concerning the Licensed Marks.  Licensee shall notify Licensor in writing within ten (10) days of any infringement or imitation by others of the Licensed Marks which may come to Licensee’s attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or imitation.

16.4

Licensee acknowledges that Kathy Ireland Worldwide has sole and exclusive ownership of all right, title, and interest in and to the Licensed Marks and any registrations that have been issued or may be issued thereon.  Licensee agrees that it will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest, including without limitation applying for trademark registration in Licensee’s name for any word or mark that is the same or likely to be confusingly similar to the Licensed Marks.  Licensee further agrees that its every use of the Licensed Marks shall inure to the benefit of Licensor or Kathy Ireland Worldwide, and that Licensee shall not at any time acquire any rights in such Licensed Marks by virtue of any use it may make of the Licensed Marks.

17.  WARRANTIES AND INDEMNIFICATION

17.1

Licensor hereby indemnifies Licensee and undertakes to hold it harmless against any claims or suits for trademark infringement arising solely out of the validity of the rights to the Licensed Marks and from Licensee’s use of the Licensed Marks as granted herein and authorized under the terms of this Agreement, provided that prompt notice is given to Licensor within ten (10) days of any such claim or suit, and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought, and no settlement of any such claim or suit is made without the prior written consent of Licensor.  It is further agreed that Licensor reserves the unfettered right to select counsel to defend any such claims.

17.2

Licensee shall defend, indemnify, and hold Licensor harmless against any and all actions, claims, demands, lawsuits, loss, costs, damages, judgments, liabilities, license fees, settlement or expenses incurred, claimed, obtained, or sustained, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether in law or in equity, including without limitation claims relating to or allegedly relating to the design, manufacture, sale, purchase, use, advertising, marketing, and/or distribution of any Licensed Product, or claims relating to or allegedly relating to any transactions, actions, activity, omissions or circumstances involving Licensee or any of its parents, subsidiaries, officers, directors or affiliates, whether for personal injury, product liability, intellectual property infringement, dilution, misappropriation or otherwise.  Licensor reserves the right to select counsel to defend and/or bring any such claims.  Notwithstanding Licensor’s right to the choice of counsel, Licensee shall solely be responsible for any and all attorneys’ and accountants’ fees, costs, and expenses relating to any and all such actions.

17.3

Licensor warrants that it has the lawful capacity to execute this Agreement and that it is the owner of the Licensed Marks or the authorized licensor with right to sublicense.  Licensor believes that it and Licensee are entitled to use the Licensed Marks in commerce relating to the Licensed Products, and that to the best of its knowledge and belief, no other person or entity has the right to use the Licensed Marks in commerce on the Licensed Products, either in the identical form or in such near resemblance thereto as may be likely, when applied to the goods of such other person or entity, to cause confusion, mistake, or deception.

17.4

Licensor makes no representations or warranties with respect to the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product manufactured, sold, and/or distributed by Licensee and disclaims any liability arising out of the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product, and any such express or implied warranties are hereby disclaimed.

17.5

Licensee warrants that it has the lawful capacity and right to enter this Agreement and that the Licensed Products manufactured, sold, and/or distributed by Licensee under this Agreement shall be suitable for the purpose for which they are intended to be used.  Licensee acknowledges and agrees that there are no warranties, guarantees, conditions, covenants, or representations by Licensor as to marketability, fitness for a particular purpose, or other attributes of the Licensed Products, whether express or implied (in law or in fact), oral or written.

17.6

Licensee shall provide Licensor with prompt written notice of any lawsuits or threatened lawsuits, or other significant developments, investigations, claims, or final refusals in which Licensee is or may be named as a party or for which Licensee is obligated or has agreed to indemnify any party, and Licensee shall thereafter provide Licensor with periodic written updates concerning relevant developments in any such lawsuits as they arise.

17.7

 For purposes of this Section 17, the term “Licensor” shall mean Licensor and Kathy Ireland Worldwide and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders,  attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors,  assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Ms. Kathy Ireland.

18.  INSURANCE

18.1

Licensee represents that it has obtained, and agrees to maintain, at its own expense, in full force and effect at all times during which the Licensed Products are being manufactured, sold, and distributed, insurance for general liability, directors and officers liability, bodily injury, advertising injury, property damage, and product liability from a recognized insurance company approved by Licensor, which is qualified to do business in the State of California, providing protection at least in the amount of $10,000,000 per occurrence and $10,000,000 in the aggregate for Licensor and for Licensee against any actions, claims, demands, lawsuits, loss, costs, attorneys’ fees, damages, judgments, and liabilities of any nature whatsoever relating to the Licensed Products.  As proof of such insurance, a fully paid certificate of insurance naming Licensor as an insured party shall be submitted to Licensor by Licensee for Licensor’s prior written approval before any Licensed Product is manufactured, sold, or distributed.  Any proposed change in certificates of insurance shall be submitted to Licensor for its prior written approval.  Licensor shall be entitled to a copy of the prevailing certificate of insurance, which shall be furnished to Licensor by Licensee.

18.2

For purposes of this Section 18, the term “Licensor” shall mean Licensor, and Kathy Ireland Worldwide and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders,  attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors,  assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Ms. Kathy Ireland.

19.  INSOLVENCY

19.1

If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee, or if it becomes dissolved, or becomes insolvent or unable to pay or discharge its liabilities in the ordinary course of business, or if Licensee assigns the whole or any substantial part of its assets or undertakings for the benefit of creditors or makes an assignment for the benefit of its creditors or any similar arrangement pursuant to any federal or state law, compulsory or voluntarily, or if a receiver or other similar officer is appointed for the whole or any part of the assets or undertakings of Licensee or its business, or if Licensee stops payment to its creditors generally, or ceases or threatens to cease to carry on its business or any substantial part thereof, or if Licensee merges or consolidates with or into any other corporation, or directly or indirectly sells or otherwise transfers, sells, or disposes of all or a substantial portion of its business or assets, or if a third party who does not own stock acquires a majority of the voting stock of Licensee, Licensor may terminate this Agreement by giving notice to Licensee of its intention to terminate and such termination shall be effective immediately.  In the event this Agreement is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow.

20.  TERMINATION

20.1

Except as otherwise provided herein, in the event either party breaches or fails to perform any of its material duties and obligations pursuant to the terms of this Agreement, the non-breaching party shall have the right to terminate this Agreement upon thirty (30) days’ notice in writing, and such notice of termination shall become effective unless the breaching party shall remedy the breach within the thirty (30) day period to the reasonable satisfaction of the non-breaching party.  The Parties agree to make a reasonable effort to resolve any disputes or breaches prior to exercising the right of termination.  Termination of Licensee’s rights to use the House Mark or the name or likeness of Dame Elizabeth Taylor shall be grounds for immediate termination of this Agreement.

20.2

Termination of this Agreement shall be without prejudice to any rights which Licensor may otherwise have against Licensee.  Upon the termination of this Agreement, notwithstanding anything to the contrary herein, all royalties on sales theretofore made shall become immediately due and payable, and all rights and licenses granted hereunder shall cease and revert to Licensor.  Licensee will withdraw or cancel any governmental filings made on its behalf that include the Licensed Marks.  Licensee will cease all manufacture, sale, distribution, advertising and promotion of the Licensed Products under the Licensed Marks, and will promptly forward all remaining Related Materials and advertising and promotional materials, including templates and masters, to Licensor or, at Licensor’s request, will destroy all of the foregoing and confirm such destruction in writing.

21.  FORCE MAJEURE

21.1

The Parties shall be released from their obligations hereunder, and this Agreement shall terminate in the event that governmental regulations or other causes arising out of a state or national emergency or war or causes beyond the control of the Parties render performance impossible, and one Party so informs the other in writing of such causes and its desire to be so released.  In such event, all royalties on sales theretofore made shall become immediately due and payable to Licensor.

22.  NOTICES

22.1

Any notice, communication, statement, payment, or legal service of process required or permitted under this Agreement shall be in writing and shall be effective when hand delivered; or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by confirmed electronic facsimile (with a confirmation copy sent by mail); or the day after the notice, communication, statement, payment, or legal service of process is sent by reputable overnight air courier service (e.g., Federal Express).  All such communications shall be sent to the Parties at the notice addresses listed below or to such other persons and notice addresses as may be designated in writing by the Parties to each other.

If to Licensor:	Sandbox Jewelry LLC c/o Sterling/Winters Company 10900 Wilshire Boulevard 15th Floor Los Angeles, CA 90024 Facsimile No.: 310-557-1722 Attention: Erik Sterling
With a copy to:	Donna Melby, Esq. Sonnenschein Nath Rosenthal 601 South Figueroa Street Suite 1500 Los Angeles, CA 90017 Facsimile No.: 213-623-9924
If to Licensee:	House of Taylor Jewelry, Inc. 9200 Sunset Boulevard Suite 425 West Hollywood, California 90069 Facsimile No.: ________________ Attention: Arthur Barens

23.  NEGATION OF AGENCY

23.1

Licensee is an independent contractor.  Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the Parties, and neither Party shall so hold itself out.  Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing contained in this Agreement shall give, or is intended to give, any rights of any kind to any third person(s).

24.  ASSIGNABILITY

24.1

This Agreement shall inure to the benefit of Licensor, its successors, and assigns, but will be personal to Licensee, and shall be assignable by Licensee only with the prior written consent of Licensor.  Licensee shall not mortgage, assign, sub-license, or otherwise encumber this Agreement without the prior written consent of Licensor.

25.  MODIFICATION AND WAIVER

25.1

Except as otherwise provided herein, no agreement or understanding purporting to add to or to modify the terms and conditions of this Agreement shall be binding unless agreed to by the Parties in writing.  Any terms and conditions set forth in any forms used by the Parties which are in conflict with the terms and conditions of this Agreement shall be void and have no effect.  The Parties further agree that the Exhibits to this Agreement may be modified, amended, altered, and/or supplemented from time to time in a writing signed by authorized representatives of the Parties.

25.2

It is agreed that no waiver by either Party hereto or any breach or default of any of the provisions set forth herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

26.  GOVERNING LAW

26.1

This Agreement shall be construed in accordance with and all disputes relating hereto shall be governed by the laws of the State of California without giving effect to any conflicts of law provisions.  The Parties consent to the jurisdiction of the courts of competent jurisdiction, federal or state, situated in the State of California, County of Los Angeles for the bringing of any and all actions relating hereto.  It is further agreed that, subject to mutual agreement of the Parties in a writing signed by authorized representatives of the Parties, Licensor and Licensee may consider mediating disputes relating to this Agreement, if any, prior to arbitration and/or any action relating hereto.

27.  CONFIDENTIALITY

27.1

The Parties agree that the terms, conditions, and subject matter of this Agreement constitute confidential and proprietary information belonging to Licensor.  Licensee agrees not to divulge any confidential and proprietary information pertaining to Licensor, this Agreement or the Kathy Ireland brands to any third party without prior written consent of Licensor.  Licensee shall take any and all lawful measures to prevent the unauthorized use and/or disclosure of such confidential information, and to prevent unauthorized persons or entities from obtaining or using such information.  Licensee further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such confidential information.  Licensee may disclose such confidential and proprietary information to its officers, directors, employees, agents, and authorized representatives to the extent necessary to enable Licensee to perform its obligations under this Agreement, provided that said officers, directors, employees, agents, and/or authorized representatives execute an appropriate confidentiality agreement approved by Licensor, which by its terms shall be enforceable by injunctive relief.  Licensee shall be liable for any unauthorized use and disclosure of such confidential information by its officers, directors, employees, agents, and authorized representatives, including without limitation its attorneys and accountants.  The Parties further agree that any breach or threatened breach of this Section would cause irreparable harm to Licensor, that a remedy at law or in damages would be inadequate, and that the provisions of this Section may be enforced by way of injunctive relief in addition to any other rights available to Licensor in law or in equity.

27.2

For purposes of this Agreement, “confidential and proprietary information” includes, but is not limited to, the terms, conditions, and subject matter of this Agreement, and the business relating to all Kathy Ireland Brands, including any financial, cost, pricing, and royalty information; product development, business, marketing, promotion, distribution, sales, sales plans, and strategies; information concerning product development and intellectual property; information concerning manufacturing processes relating to the Licensed Products, or trade secrets.  The foregoing confidentiality obligations shall not apply to information that:  (1) was previously known to the recipient free of any obligation to keep it confidential; (2) was independently developed by recipient; or (3) is or becomes publicly available by means other than the unauthorized disclosure by recipient.

27.3

In the event that any judicial or regulatory authority requests or requires disclosure of any Confidential Information of the other party, the receiving party shall promptly notify the disclosing party of the requested or required disclosure and shall cooperate with the disclosing party in any effort to avoid or limit such disclosure.  Notwithstanding the foregoing, Licensor agrees that Licensee may make any filings required or appropriate under either the Securities Act or the Securities Exchange Act.

28.  ENTIRE AGREEMENT AND ADMISSIBILITY

28.1

This Agreement constitutes the complete understanding between the Parties and supersedes any and all prior agreements, promises, representations, or inducements, no matter their form, concerning the subject matter of this Agreement.  The Parties desire that this Agreement represents a single and completely integrated contract expressing the entire agreement of the Parties with respect to the subject matter of this Agreement.  No promises, agreements, or modifications to this Agreement made subsequent to the execution of this Agreement by the Parties shall be binding unless reduced to writing and signed by authorized representatives of the Parties.  The Parties to this Agreement agree that this Agreement may be used as evidence in any subsequent proceeding in which any Party alleges a breach of this Agreement or seeks to enforce its terms, provisions, or obligations.

29.  SEVERABILITY

29.1

Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law.  Should any of the provisions or terms of this Agreement be determined illegal, invalid, or unenforceable by any court of competent jurisdiction, validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

30.  RECITALS & PARAGRAPH HEADINGS

30.1

The terms of this Agreement are contractual, not a mere recital, and are the result of joint negotiations between, and joint drafting by, the Parties, and are therefore not to be construed in favor of or against either Party.  All recitals are incorporated by reference into this Agreement.  Caption and Paragraph headings are used for convenience and reference only, are no part of this Agreement, and shall not be used in interpreting, construing, defining, limiting, extending, or describing the scope of this Agreement, or any provision hereof, in any way.

31.  ATTORNEY FEES AND COSTS

31.1

Should any action be necessary to enforce the terms of this Agreement, the prevailing Party will be entitled to recover reasonable attorneys’ fees and costs.

32.  EXECUTION OF COUNTERPARTS

32.1

This Agreement may be executed in two or more duplicate bond or facsimile counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of the Agreement, it shall not be necessary to produce more than one such counterpart.

33.  EQUITABLE RELIEF

33.1

The Parties acknowledge that the subject matter of this Agreement relates to services and rights, which are extraordinary and unique and which cannot be replaced or adequately compensated in money damages, and any breach by Licensee of this Agreement will cause irreparable injury to Licensor.  Therefore, Licensee agrees that in the event of a breach of this Agreement, Licensor, in addition to any other remedies that might be available to it, shall have the right to seek from any court having competent jurisdiction, such equitable relief that might be appropriate, including a decree enjoining any further breach of this contract and/or requiring the immediate cessation of all use, directly or indirectly, of the Licensed Marks by Licensee or of granting rights in such Licensed Marks to any other person or entity, and/or requiring Licensee to perform its obligations set forth herein, including without limitation a decree requiring Licensee to surrender any unsold Licensed Products then existing to Licensor.

34.  ARBITRATION

34.1

The Parties agree that any and all disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way of arbitration.  The Parties may use, but are not required to use, the American Arbitration Association (“AAA”) Rules for Arbitration of Commercial Disputes then in effect, or any other rules or any other forum as otherwise agreed to by the Parties by written stipulation.  Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes.  Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the Parties.

34.2

In the event the Parties cannot agree on an arbitrator within ten (10) days, the arbitrator shall be appointed by the Parties in the following manner:  AAA, and/or another alternative dispute resolution provider agreed upon by the Parties, shall furnish the Parties with a list of potential qualified arbitrators.  For purposes of this Section, a “qualified arbitrator” shall mean a retired judge of a superior or appellate court or an experienced attorney agreed upon by the Parties.  If any Party objects to all the names on the list, AAA, and/or another alternative dispute resolution provider agreed upon by the Parties, shall provide the Parties with an alternative list of potential qualified arbitrators; provided, however, that each Party shall be entitled to so object only once.  Once a particular list has been agreed upon by the Parties, or a list is furnished pursuant to the preceding sentence, the Parties shall alternately eliminate unacceptable arbitrators until only one name remains.  The remaining person shall be appointed arbitrator.  The Parties agree to draw lots to decide which Party shall remove the first name from the list of arbitrators.  Should a Party whose turn it is to eliminate an unacceptable arbitrator fail to do so within twenty-four (24) business hours of the written request of the other Party, then the choice of the other Party of an arbitrator then remaining on such list shall be binding on the Parties.  All costs of the arbitration, including the cost of any record or transcript of the arbitration proceedings, all administrative fees, the fee of the arbitrator, and all other fees and costs shall initially be borne equally by the Parties, provided, however, that the arbitrator shall award the prevailing Party its reasonable attorneys’ fees, expenses and costs, including all costs of arbitration.

34.3

The arbitrator shall not extend, modify, or suspend any of the terms of this Agreement.  The arbitration and all proceedings related thereto shall be deemed private and confidential and shall not be disclosed to the public by either the arbitrator or the Parties to the arbitration.  If the rules of AAA or another agreed upon alternative dispute resolution provider differ from this Section, the provisions of this Section shall control.

34.4

Notwithstanding the foregoing, the Parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above-described arbitration procedures, if in that Party’s sole judgment such provisional relief is necessary to avoid irreparable injury or to preserve the status quo.  Nevertheless, the arbitration procedure set forth in this Section is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

SANDBOX JEWELRY LLC, a California limited liability company

By

Name:

Title:

Date:

HOUSE OF TAYLOR JEWELRY, INC., a California corporation

By

Name:

Title:

Date: